SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 9, 2004

Date of Report (date of earliest event reported)

COMMUNITY HEALTH SYSTEMS, INC.

(Exact name of Registrant as specified in charter)

Delaware

001-15925

13-3893191

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

155 Franklin Road, Suite 400 Brentwood, Tennessee 37027
(Address of principal executive offices)

Registrant’s telephone number, including area code: (615) 373-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240 ..14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (l7 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

(a)           On December 9, 2004, Community Health Systems, Inc. (the “Company”) and CHS/Community Health Systems, Inc. (“CHS”) entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities, Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Wachovia Capital Markets, LLC, KeyBanc Capital Markets, NatCity Investments, Inc., Raymond James & Associates, Inc. and SunTrust Capital Markets, Inc. (collectively, the “Initial Purchasers”), relating to the offer and sale of $300,000,000 aggregate principal amount of 6 ½% Senior Subordinated Notes due 2012 (the “Notes”).  The Notes will be sold in a private placement to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.  The issuance of the Notes is expected to occur on or about December 16, 2004.

The Notes will be general unsecured senior subordinated obligations of the Company.  Interest is payable on June 15 and December 15 of each year beginning June 15, 2005 until the maturity date of December 15, 2012.  The Company may redeem up to 35% of the Notes using the proceeds of certain equity offerings completed before December 15, 2007.  The Company is required to repurchase the Notes if it sells certain of its assets or experiences specific kinds of changes in control.

The Company expects that the net proceeds from the offering, after deducting underwriting discounts and estimated fees and expenses, will be approximately $292.0 million.  Prior to the closing of the offering, the Company intends to make additional borrowings under the revolving tranche of its senior secured credit facility so that at the closing of the offering all of the net proceeds from the offering will be used to repay borrowings under the revolving tranche without a reduction in the Company’s ability to borrow thereunder.  The additional funds borrowed under the revolving tranche will comprise available cash and may be used for future acquisitions and other general corporate purposes.

The Purchase Agreement provides that the obligations of the Initial Purchasers are subject to certain customary conditions to closing and the Initial Purchasers are committed to purchase all of the Notes if any of them are purchased.  The Initial Purchasers will not be required to purchase the Notes in the event of certain customary material adverse changes affecting the Company’s business or market conditions.  The Company and CHS have agreed to indemnify the Initial Purchasers against certain liabilities in connection with the offering or contribute payments that the Initial Purchasers may be required to make in respect of those liabilities.

Certain of the Initial Purchasers and their affiliates have performed various financial advisory, investment banking and commercial banking services from time to time for the Company and its affiliates for which they have received customary fees and expenses.  In addition, affiliates of certain of the Initial Purchasers are agents under, and have received fees in connection with, the Company’s senior secured credit facility and will receive fees in connection with a proposed amendment of the senior secured credit facility which is a condition to completion of the offering of the Notes.  Among other things, the proposed amendment of the senior secured credit facility permits the net proceeds from the offering of the Notes to be used to repay borrowings under the revolving tranche of the Company’s senior secured credit facility, with any remaining proceeds being used to repay the term tranche of the Company’s senior secured credit facility.  As noted above, all of the net proceeds will be used to repay borrowings outstanding under the revolving tranche of the Company’s senior secured credit facility at the time of the closing of the offering of the Notes.  Affiliates of certain of the Initial Purchasers are also lenders under the Company’s senior secured credit facility.  The Initial Purchasers may in the future, from time to time engage in transactions with and perform services for the Company and its affiliates in the ordinary course of their respective businesses.

A copy of the Purchase Agreement is filed as an exhibit to this Current Report on Form 8-K.  The description of the material terms of the Purchase Agreement is qualified in its entirety by reference to such exhibit.

(b)  On December 14, 2004, the Company’s boards of directors adopted a Directors’ Fees Deferral Plan (the “Plan”).  The Plan allows non-employee directors to defer all or a portion of their future annual retainers and meeting fees until such directors: (i) cease to be members of the Company’s board of directors, (ii) attain a specified age, or (iii) become disabled.  A director may elect to have amounts deferred pursuant to the Plan credited to a cash account, a stock unit account, or both.  Amounts credited to a cash account will earn interest at the annual base rate for corporate borrowers as quoted by J.P. Morgan Chase of New York while amounts credited to a stock unit account will be deemed invested in our common stock.

A copy of the Plan is filed as an exhibit to this Current Report on Form 8-K.  The description of the material terms of the Plan is qualified in its entirety by reference to such exhibit.

ITEM 9.01. Financial Statements and Exhibits.

Exhibit 1.1  Purchase Agreement among the Company, CHS and the Initial Purchasers.

Exhibit 10.1  Community Health Systems, Inc., Directors’ Fees Deferral Plan (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 filed on December 15, 2004).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 15, 2004		COMMUNITY HEALTH SYSTEMS, INC.
(Registrant)

	By:	/s/ Wayne T. Smith
Wayne T. Smith
Chairman of the Board,
President and Chief Executive Officer
(principal executive officer)

	By:	/s/ W. Larry Cash
W. Larry Cash
Executive Vice President, Chief Financial Officer and Director
(principal financial officer)